                                                                     EXHIBIT 5.1

                               [WSGR LETTERHEAD]

                                January 13, 1998


Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060

and

The Selling Stockholders (as defined herein)


         Re:      Registration Statement on Form S-3 (Reg. No. 333-70333)
                  -------------------------------------------------------

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 (Reg. No. 333-70333) filed by Plantronics, Inc. (the "Company") with the Securities and Exchange Commission on January 8, 1999 and Amendment No. 1 thereto to be filed on or around January 13, 1999 (such registration statement, as it may be further amended from time to time, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of (i) the issuance by the Company of up to 349,678 shares of the Company's Common Stock to Louise
M. Cecil upon the exercise by Mrs. Cecil of certain options (the "Louise Cecil Option Shares"), and (ii) the resale of 1,550,000 shares of the Company's Common Stock (plus up to an additional 232,500 shares subject to an over-allotment option granted to the underwriters) (all such shares to be resold the "Resale Shares") by certain stockholders of the Company. The Resale Shares are to include (i) 1,000,000 currently outstanding shares of the Company's Common Stock held by Citigroup Foundation (the "Foundation Shares"), (ii) 432,822 shares of the Company's Common Stock issuable by the Company to Robert S. Cecil upon the exercise by Mr. Cecil of certain options (such 432,822 shares, together with the Louise Cecil Option Shares, collectively the "Cecil Option Shares") (Citigroup Foundation and Mr. and Mrs. Cecil collectively the "Selling Stockholders"), and
(iii) up to all of the Louise Cecil Option Shares. All of the Cecil Option Shares are to be issued under the Company's 1993 Stock Plan, as amended to date (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and/or proposed to be taken, as applicable, in connection with said sale and issuance of the Foundation Shares and the Cecil Option Shares.

         It is our opinion that (i) the Foundation Shares are, and (ii) the Cecil Option Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany option grants under the Plan, will be, legally and validly issued by the Company, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI,
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati




By: HPM